Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-77509) of Navigant International, Inc. of our report dated June 20, 2003 relating to the financial statements and financial statement schedule of the Navigant International 401(k) Plan, which appears in this Form 11-K.

/s/    PricewaterhouseCoopers LLP

Hartford, Connecticut

June 24, 2003